Exhibit 4.4
AMENDMENT TO WARRANT AGREEMENT
This Amendment to Warrant Agreement (this “Amendment”) is entered into as of March 21, 2024, by and between Walmart Inc. (“Holder”) and Ibotta, Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS: The Company issued Holder a Warrant to purchase shares of the Company’s Common Stock dated May 17, 2021 (the “Warrant”).
WHEREAS: The Company has confidentially submitted to the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended, including the preliminary prospectus included therein and all exhibits thereto, in connection the registration, qualification, authorization and offering to the public of a number of shares of the Company’s Class A Common Stock (as defined below) as shall be determined by the Company at a later date (the “Initial Public Offering”).
WHEREAS: In connection with the Initial Public Offering, the Company intends to file an Amended and Restated Certificate of Incorporation of the Company (the “Amended and Restated Certificate”) which, among other things, will create two series of Common Stock of the Company, par value $0.00001 per share, designated as Class A Common Stock (“Class A Common Stock”), entitling holders to one (1) vote for each share thereof held, and Class B Common Stock (“Class B Common Stock”), entitling holders to twenty (20) votes for each share thereof held;
WHEREAS: Immediately upon the effectiveness of the filing of the Amended and Restated Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), all shares of the Company’s Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time will be reclassified as shares of Class A Common Stock on a one-for-one basis (the “Reclassification”);
WHEREAS: The Company will, following the Effective Time, issue to Bryan Leach (“Founder”) or, upon Founder’s written request to the Company prior to the Effective Time, one or more Permitted Entities (as defined in the Amended and Restated Certificate), a certain number of shares of Class B Common Stock in exchange for the number of shares of Class A Common Stock; and
WHEREAS: Holder and the Company desire to enter into this Amendment to, among other things, (i) specify that conditioned on and subject to the Reclassification, the Warrant shall become exercisable for shares of the Class A Common Stock and (ii) acknowledge that the Company has provided Holder with sufficient prior written notice of the Reclassification.
AGREEMENT
NOW, THEREFORE, Holder and the Company agree as follows:
1.    Effective Time. This Amendment shall be effective upon the Effective Time, provided that if the Company provides Holder with written notice that it no longer intends to effect the Reclassification, then this Amendment shall be null and void and the Warrant shall survive subject to and in accordance with the terms in effect prior to the Effective Time.

2.    Amendment to Class of Stock. References to “Common Stock” in the Warrant shall hereafter refer to the Class A Common Stock.
3.    Notice of Reclassification and Adjustment. Holder hereby acknowledges and agrees that this Amendment shall serve as the requisite amendment and notice pursuant to Section 5(c) and Section 5(e) of the Warrant of the adjustment to the class of stock pursuant to the Reclassification.
4.    Effect of Amendment. Except as set forth in this Amendment, the provisions of the Warrant shall remain unchanged and shall continue in full force and effect.
5.    Governing Law. The Holder and the Company mutually acknowledge and agree that the laws of the State of Arkansas, without regard to the internal law of Arkansas concerning conflicts of law, govern, control and apply to this Amendment and all matters or claims arising out of or relating to this Amendment.
6.    Entire Agreement. Except as otherwise provided in the Warrant, this Amendment and the Warrant (including the exhibits attached thereto) constitute the entire agreement and understanding of the Company and the Holder with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.
7.    Continuing Agreement. Except as specifically amended hereby, all of the terms of the Warrant shall remain and continue in full force and effect and are hereby confirmed in all respects.
8.    Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

COMPANY:

IBOTTA, INC.

By:	/s/ John Jackson

Name:	John Jackson

Title:	SVP Legal

HOLDER:

WALMART INC.

By:	/s/ Catherine Keane

Name:	Catherine Keane

Title:	Vice President
[Signature Page to Amendment to Warrant to Purchase Stock]